Exhibit 99.2

GENERAL CABLE CORPORATION

Offer to Exchange

$600,000,000 aggregate principal amount

of 5.750% Senior Notes due 2022 and related guarantees, which have been registered under the Securities Act of 1933, as amended, for any and all outstanding 5.750% Senior Notes due 2022 and related guarantees

Pursuant to the Prospectus dated                     , 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                    , 2014, UNLESS EXTENDED. THE DATE OF THE EXPIRATION OF THE EXCHANGE OFFER, AS IT MAY BE EXTENDED, IS REFERRED TO AS THE “EXPIRATION DATE.”

, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are offering, upon the terms and subject to the conditions set forth in the prospectus dated                 , 2014 (the “prospectus”) and the accompanying letter of transmittal enclosed herewith (which together with the prospectus constitute the “exchange offer”), to exchange up to $600,000,000 aggregate principal amount of our new 5.750% Senior Notes due 2022 (the “new notes”) and related guarantees, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding 5.750% Senior Notes due 2022 (the “old notes”) and related guarantees. As set forth in the prospectus, the terms of the new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes. Tenders of old notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is subject to certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer” in the prospectus.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	the prospectus, dated , 2014;

2.	the letter of transmittal for your use and for the information of your clients (facsimile copies of the letter of transmittal may be used to tender old notes);

3.	a form of letter which may be sent to your clients for whose accounts you hold old notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer; and

4.	a notice of guaranteed delivery.

Your prompt action is requested. Please note the exchange offer will expire at 5:00 p.m., New York City time, on                    , 2014, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold old notes registered in your name or in the name of your nominee as quickly as possible.

In all cases, exchanges of old notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent (as defined in the prospectus) of (1) certificates representing such old notes, or a book-entry confirmation, as the case may be, (2) the letter of transmittal (or facsimile thereof), properly completed and duly executed, or an agent’s message (as defined in the prospectus), and (c) any other required documents.

Holders who wish to tender their old notes and (1) whose old notes are not immediately available, (2) who cannot deliver their old notes, the letter of transmittal or an agent’s message and any other required documents to the exchange agent at or prior to 5:00 p.m., New York City time, on the expiration date, or (3) who cannot comply with the procedures for delivery by book-entry transfer at or prior to 5:00 p.m., New York City time, on the expiration date, must tender their old notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—How to Tender Old Notes in the Exchange Offer—Guaranteed Delivery” in the prospectus.

We are not making the exchange offer to, nor will we accept tenders from or on behalf of, holders of old notes residing in any jurisdiction in which the making of the exchange offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

We will not make any payments to brokers, dealers or other persons for soliciting acceptances of the exchange offer. We will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. We will pay or cause to be paid any transfer taxes payable on the transfer of old notes to us, except as otherwise provided in instruction 8 of the letter of transmittal.

Questions and requests for assistance with respect to the exchange offer or for copies of the prospectus and letter of transmittal may be directed to the exchange agent at its numbers and address set forth in the prospectus.

Very truly yours,

GENERAL CABLE CORPORATION

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person our agent or the agent of any of our affiliates, or authorize you or any other person to make any statements or use any document on behalf of any of us in connection with the exchange offer other than the enclosed documents and the statements contained therein.

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